Exhibit 99.1

news release

Enbridge Energy Partners Completes $315 Million Equity Private Placement

HOUSTON, Texas — April 2, 2007 — Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners”) announced that today it issued and sold approximately 5.9 million Class C Units in a private placement at a purchase price of approximately $53.11 per unit.  CDP Infrastructures Fund G.P., a subsidiary of Caisse de dépôt et placement du Québec, purchased approximately 4.7 million of the units.  Tortoise Energy Infrastructure Corporation (NYSE:TYG) and Tortoise Energy Capital Corporation (NYSE:TYY), investment companies managed by Tortoise Capital Advisors, L.L.C., together purchased approximately 1.2 million of the units.

In addition, Enbridge Energy Company, Inc. will contribute approximately $6.4 million to Enbridge Partners to maintain its two percent general partner interest.  Proceeds to Enbridge Partners from the total placement, net of expenses associated with the sale, are approximately $321 million.  Enbridge Partners intends to use the net proceeds from the sale to finance a portion of its capital expansion program, including the East Texas and Southern Access expansion projects.

Until August 15, 2009, the holders of Class C Units will receive quarterly distributions of additional Class C Units with a value equivalent to the quarterly cash distributions paid to the holders of Class A Common Units.  The value of the additional Class C Units will be based on the market value of the Class A Common Units.

After August 15, 2009, the holders of Class C Units will receive quarterly cash distributions equal to those paid to the holders of Class A Common Units.  After August 15, 2009, holders of the Class C Units may elect to convert their units into Class A Common Units on a one-for-one basis.  The conversion would require approval of the holders of outstanding units in accordance with the then-existing requirements of the principal national securities exchange on which the Class A Common Units are listed.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the limited partner interests described herein.  The limited partner interests have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Enbridge Partners (www.enbridgepartners.com) owns the U.S. portion of the world’s longest liquid petroleum pipeline and is active in natural gas gathering, processing and transmission.  Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 15 percent interest in Enbridge Partners following the above-noted transaction.

Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. (www.enbridge.com), is the general partner of Enbridge Partners and holds an approximate 16 percent interest in Enbridge Partners following the above-noted transaction.

Investor Relations Contact:	Media Contact:
Tracy Barker	Denise Hamsher
Toll-free: (866) EEP-INFO	Tel: (713) 821-2089
Email: eep@enbridge.com	Email: usmedia@enbridge.com